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                                                                    Exhibit 99.1

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULE

  We have audited the financial statements of WatchGuard Technologies, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated March 26, 1999, except as to Note 11, as to which the date is July 8, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Seattle, Washington
March 26, 1999